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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              SUNPOWER CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    867652109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 12, 2005
 * On December 12, 2005 the reporting persons listed on this Schedule 13G ceased to own 5% or more of the Class A Common Stock of Sunpower Corporation. As of
   February 9, 2006, the reporting persons owned 200,00 shares of the Class A
     Common Stock of Sunpower Corporation representing 2.25% of such class.

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

CUSIP No. 867652109                  13G/A
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global Overseas Master Fund, Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        200,000 - as of February 9, 2006
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.25% - as of February 9, 2006
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867652109                  13G/A
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global Investors, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        200,000 - as of February 9, 2006
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.25% - as of February 9, 2006
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867652109                  13G/A
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global, L.L.C.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        200,000 - as of February 9, 2006
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.25% - as of February 9, 2006
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867652109                  13G/A
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David Ganek
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        200,000 - as of February 9, 2006
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000 - as of February 9, 2006
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.25% - as of February 9, 2006
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a) Name of Issuer: Sunpower Corporation

           ---------------------------------------------------------------------

Item 1 (b) Address of Issuer's Principal Executive Offices:

           430 Indio Way, Sunnyvale, California 94085
           ---------------------------------------------------------------------

Item 2 (a) Name of Person Filing:

                  (i) Level Global Overseas Master Fund, Ltd. with respect to shares of Class A Common Stock beneficially owned by it.

                  (ii) Level Global Investors, L.P. with respect to shares of Class A Common Stock beneficially owned by Level Global Overseas Master Fund, Ltd.

                  (iii) Level Global, L.L.C. with respect to shares of Class A Common Stock beneficially owned by Level Global Investors, L.P. and Level Global Overseas Master Fund, Ltd.

                  (iv) David Ganek with respect to shares of Class A Common Stock beneficially owned by Level Global, L.L.C, Level Global Investors, L.P. and Level Global Overseas Master Fund, Ltd.

           ---------------------------------------------------------------------

Item 2 (b) Address of Principal Business Office or, if none, Residence:

           The address of the principal business office of Level Global Investors, L.P., Level Global, L.L.C. and David Ganek is 537 Steamboat Road, Suite 400, Greenwich, Connecticut 06830. The address of the principal business office of Level Global Overseas Master Fund, Ltd. is c/o Citco Fund Services (Bermuda) Limited, Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM11, Bermuda.

           ---------------------------------------------------------------------

Item 2 (c) Citizenship:

           Level Global Investors, L.P. is a Delaware limited partnership. Level Global, L.L.C. is a Delaware limited liability company. Level Global Overseas Master Fund, Ltd. is an exempted company incorporated under the laws of the Cayman Islands. David Ganek is a United States citizen.

           ---------------------------------------------------------------------

Item 2 (d) Title of Class of Securities:

           Class A Common Stock, par value $0.001 per share

           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
Item 2 (e) CUSIP Number:   867652109
           ---------------------------------------------------------------------

Item 3 Not Applicable

Item 4 Ownership.

                  (i) As of February 9, 2006, Level Global Overseas Master Fund, Ltd. has shared voting and dispositive powers with respect to 200,000 shares of the Class A Common Stock of Sunpower Corporation representing 2.25% of such class. Level Global Overseas Master Fund, Ltd. does not have sole voting or dispositive powers with respect to such shares of Common Stock.

                  (ii) As of February 9, 2006, Level Global Investors, L.P. has shared voting and dispositive powers with respect to 200,000 shares of the Class A Common Stock of Sunpower Corporation representing 2.25% of such class. Level Global Investors, L.P. does not have sole voting or dispositive powers with respect to such shares of Common Stock.

                  (iii) As of February 9, 2006, Level Global, L.L.C. has shared voting and dispositive powers with respect to 200,000 shares of the Class A Common Stock of Sunpower Corporation representing 2.25% of such class. Level Global, L.L.C. does not have sole voting or dispositive powers with respect to such shares of Common Stock.

                  (iv) As of February 9, 2006, David Ganek has shared voting and dispositive powers with respect to 200,000 shares of the Class A Common Stock of Sunpower Corporation representing 2.25% of such class. David Ganek does not have sole voting or dispositive powers with respect to such shares of Common Stock.

           Level Global Investors, L.P., Level Global, L.L.C. and David Ganek do not directly own shares of Class A Common Stock. Pursuant to an investment management agreement, Level Global Investors, L.P. shares all voting and investment powers with respect to the securities held by Level Global Overseas Master Fund, Ltd. Level Global, L.L.C. acts as the general partner of Level Global Investors, L.P. David Ganek controls Level Global Investors, L.P. and Level Global, L.L.C.

Item 5 Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

On December 12, 2005 the reporting persons listed on this Schedule 13G ceased to own 5% or more of the Class A Common Stock of Sunpower Corporation. As of February 9, 2006, the reporting persons owned 2.25% of the Class A Common Stock of Sunpower Corporation.

Item 6 Ownership of More than Five Percent on Behalf of Another Person

                                 Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                                 Not applicable

Item 8 Identification and Classification of Members of the Group

                                 Not applicable

Item 9 Notice of Dissolution of Group

                                 Not applicable

Item 10 Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2006                 Level Global Overseas Master Fund, Ltd.


                                         By: Level Global Investors, L.P., as
                                         investment manager to Level Global
                                         Overseas Master Fund, Ltd.

                                         By: Level Global, L.L.C., as general
                                         partner of Level Global Investors, L.P.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Managing Member


                                         Level Global Investors, L.P.

                                         By: Level Global, L.L.C., as general
                                         partner of Level Global Investors, L.P.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Managing Member


                                         Level Global, L.L.C.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Managing Member

                                         David Ganek


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name:  David Ganek
                                             Title: Managing Member, Level
                                                    Global, L.L.C.